Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

STAR GAS PARTNERS, L.P.

The undersigned, desiring to amend the Amended and Restated Certificate of Limited Partnership of STAR GAS PARTNERS, L.P., a limited partnership organized and existing under and by virtue of the Delaware Revised Uniform Limited Partnership Act (the “Act”), pursuant to the provisions of Section 17-202 of the Act, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Star Gas Partners, L.P.

SECOND: Article 1 of the Amended and Restated Certificate of Limited Partnership is amended to read as follows:

“1.    The name of the limited partnership is Star Group, L.P.”

THIRD: Article 3 of the Amended and Restated Certificate of Limited Partnership is amended to read as follows:

“3.    The name and mailing address of the general partner is as follows:

Kestrel Heat, LLC

9 West Broad St., 3rd Floor

Stamford, CT 06902”

FOURTH: The foregoing Amendment to the Amended and Restated Certificate of Limited Partnership shall be effective when it is filed with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Certificate of Limited Partnership as of October 25, 2017.

GENERAL PARTNER:

KESTREL HEAT, LLC

By:	/s/ Steven J. Goldman
Name:	Steven J. Goldman
Title:	President & Chief Executive Officer